"ABOVE" MS Study with Betaferon(R) to explore benefits of increasing dose and frequency of beta interferon

Berlin, March 17, 2003 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that its U.S. subsidiary, Berlex Laboratories, Inc., is starting a clinical trial to evaluate the effect of an increased beta interferon dose and frequency in patients with relapsing-remitting multiple sclerosis (MS) or patients being treated with a lower-dose, once-weekly MS therapy.

The study, known as "ABOVE" (Interferon beta-1a vs. Interferon beta-1b Observation of Efficacy), will compare the outcome of continuing once-weekly Avonex(R) (interferon beta-1a) versus changing to a high-dose, high-frequency regimen with Betaferon(R) (interferon beta-1b) for SC Injection.

About ABOVE
In this randomized, rater-blinded study, patients diagnosed with relapsing-remitting MS who currently are being treated with Avonex(R) - and have received the drug for at least the previous six months - will randomly be assigned to either continue Avonex(R) treatment or change to Betaferon(R). Patients who are treated with Betaferon(R) will increase their dose over several weeks according to the study protocol. Patients in both treatment arms will participate in the study for a total of two years. Efficacy will be measured by the number of patients who are relapse-free at the end of the treatment period, comparing those treated with Betaferon(R) and those treated with Avonex(R).

This will be the largest therapeutic MS study ever conducted, involving more than 75 research centers nationwide. Patient enrollment is beginning immediately and will continue through 2004.
Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.
Your contacts at Corporate Communication:
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de
Pharma: Dr Claudia Schmitt, T: +49-30-468 158 05, claudia.schmitt@schering.de

Your contacts in the US:

Media Relations: Jeanine O'Kane, T:+1-973-487 2095, jeanine_O'kane@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng




FDA approves expanded label for Betaferon(R)

Berlin, March 17, 2003 - Schering AG, Germany (FSE: SCH; NYSE: SHR) announced today that the U.S. Food and Drug Administration (FDA) has approved new labeling for the multiple sclerosis (MS) treatment Betaferon(R) (interferon beta-1b) for SC Injection, expanding its indication to treat all relapsing forms of MS to reduce the frequency of clinical exacerbations. Relapses are repeat attacks during which new symptoms appear or existing symptoms worsen, followed by periods of recovery. Relapsing forms of MS include relapsing-remitting MS, the most common form, and secondary progressive MS with relapses.

"This approval underlines the strength of Betaferon(R), our top selling product. With the expanded, new label, physicians now can rely on a broader range of treatment options with Betaferon(R) for the benefit of their patients," said Dr. Joachim-Friedrich Kapp, Head of the Specialized Therapeutics business area at Schering AG, Germany. "After another successful year of growth for Betaferon(R) in 2002, we are confident to reach double-digit growth in 2003 again."

Betaferon(R) (Interferon beta-1b) is marketed in the USA as Betaseron(R) by Berlex Laboratories, Inc., the US member of the Schering AG Group.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Business: Dr Friedrich von Heyl, T: +49-30-468 152 96;
friedrich.vonheyl@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38;
peter.vogt@schering.de
Pharma: Dr Claudia Schmitt, T: +49-30-468 158 05, claudia.schmitt@schering.de

Your contacts in the US:

Media Relations: Jeanine O'Kane, T:+1-973-487 2095, jeanine_O'kane@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng